Exhibit 99.1

For Immediate Release

Cephalon Provides Update on Regulatory Review of NUVIGIL for the Treatment of
Excessive Sleepiness Associated with Jet Lag Disorder

Company Expects FDA Decision by End of First Quarter 2010

FRAZER, PA, December 21, 2009 — Cephalon, Inc. (Nasdaq: CEPH) today announced that the U.S. Food and Drug Administration (FDA) has extended the action date to March 29, 2010, for its review of the supplemental New Drug Application (sNDA) for NUVIGIL® (armodafinil) Tablets [C-IV]. The sNDA is for the indication of improved wakefulness in patients with excessive sleepiness associated with jet lag disorder due to eastbound travel.

“We will continue to work closely with the FDA to assist them in completing their review of our application in a timely manner and do not anticipate any further delays beyond the March 29, 2010, action date,” said Dr. Lesley Russell, Chief Medical Officer at Cephalon. “We remain excited about this opportunity as there are no medications approved by the FDA to treat excessive sleepiness associated with eastbound jet lag disorder.”

This sNDA for NUVIGIL was filed with the FDA on June 29, 2009, and given the action date of December 29, 2009, under the Prescription Drug User Fee Act (PDUFA). The company submitted additional information within 90 days of the assigned action date.  Subsequently, the FDA informed the company that the agency required more time for a full review of the submission and, therefore, would extend the action date by three months.

About NUVIGIL

NUVIGIL, the longer-lasting isomer of modafinil, was launched in the United States in June 2009. It is indicated to improve wakefulness in patients with excessive sleepiness associated with treated obstructive sleep apnea (OSA), shift work disorder (SWD), or narcolepsy. NUVIGIL is not approved as a treatment for jet lag disorder or its associated symptoms. The NUVIGIL label includes a bolded warning for serious or life-threatening rash, including Stevens-Johnson Syndrome, that has been reported in adults and children taking modafinil, a racemic mixture of S- and R-modafinil (the latter is armodafinil, the active ingredient in NUVIGIL). NUVIGIL is not approved for use in pediatric patients for any indication.

The most common adverse events in controlled clinical trials (five percent or greater) were headache, nausea, dizziness, and insomnia.  Full prescribing information for NUVIGIL is available at www.NUVIGIL.com.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa. The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris. Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries. Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: NUVIGIL, TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), PROVIGIL® (modafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, clinical development of NUVIGIL, prospects for and frequency of  filing new indications for NUVIGIL,  prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

Contacts:
Media:	Investor Relations:
Candace Steele Flippin	Chip Merritt
610-727-6231 (office)	610-738-6376 (office)

csteele@cephalon.com

cmerritt@cephalon.com